Filed Pursuant to Rule 424(b)(3)
Registration No. 333-167341
PROSPECTUS
Grubb & Ellis Company
16,045,322 Shares of Common Stock
     This prospectus relates to up to 16,045,322 shares of our common stock, par value $0.01 per share (the “Common Stock”) that may be sold by the selling shareowners identified in this prospectus under the section “Selling Shareowners”. We are registering the offer and sale of such shares of Common Stock to satisfy registration rights we have granted to the selling shareowners.
     The selling shareowners may sell the shares of Common Stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The selling shareowners have advised the Company that as of the date of this prospectus they have no specific plan or intention to sell any shares of Common Stock. The prices at which the selling shareowners may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares of Common Stock by the selling shareowners. We have agreed to bear all expenses of registration of our common stock offered by this prospectus.
     Our common stock is listed on the New York Stock Exchange under the symbol “GBE.” On July 19, 2010, the last reported sales price for our common stock was $0.98.
     There are significant risks associated with an investment in our securities. See “Risk Factors” beginning on page 7.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 20, 2010.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, the selling shareowners named under the caption “Selling Shareowners” in this prospectus and as supplemented by any accompanying prospectus supplement may, from time to time, offer and sell up to 16,045,322 shares of our Common Stock pursuant to this prospectus. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in our Common Stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” in this prospectus.
You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

SUMMARY
          This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. This summary may not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including the “Risk Factors” section, and the other documents incorporated by reference herein before deciding to invest in our Common Stock. In this prospectus, references to “Grubb & Ellis,” “we,” “us” and “our” refer to Grubb & Ellis Company, a Delaware corporation, and its subsidiaries unless otherwise stated or the context indicates otherwise.
Company Overview
          Grubb & Ellis Company (the “Company” or “Grubb & Ellis”), a Delaware corporation founded over 50 years ago, is one of the country’s largest and most respected commercial real estate services and investment management firms. The Company offers property owners, corporate occupants and program investors comprehensive integrated real estate solutions, including transactions, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
          On December 7, 2007, the Company effected a stock merger (the “Merger”) with NNN Realty Advisors, Inc. (“NNN”), a real estate asset management company and nationally recognized sponsor of public non-traded real estate investment trusts (“REITs”), as well as a sponsor of tenant-in-common (“TIC”) investments and other investment programs. Upon the closing of the Merger, a change of control occurred. The former shareowners of NNN acquired approximately 60% of the Company’s issued and outstanding common stock.
          In certain instances throughout this prospectus phrases such as “legacy Grubb & Ellis” or similar descriptions are used to reference, when appropriate, Grubb & Ellis prior to the Merger. Similarly, in certain instances throughout this prospectus the term NNN, “legacy NNN” or similar phrases are used to reference, when appropriate, NNN Realty Advisors, Inc. prior to the Merger.
          Our principal executive offices are located at 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705. Our telephone number is (714) 667-8252. Our web address is www.grubb-ellis.com. Information contained in our web site is not incorporated by reference into this prospectus, and you should not consider information in our web site as part of this prospectus.
Management Services
          Grubb & Ellis delivers integrated property, facility, asset, construction, business and engineering management services to a host of corporate and institutional clients. The Company offers customized programs that focus on cost-efficient operations and tenant retention.
          The Company manages a comprehensive range of properties including headquarters, facilities and class A office space for major corporations, including many Fortune 500 companies. Grubb & Ellis’ skills extend to management of industrial, manufacturing and warehousing facilities as well as data centers and retail outlets for real estate users and investors.
          Additionally, Grubb & Ellis provides consulting services, including site selection, feasibility studies, exit strategies, market forecasts, appraisals, strategic planning and research services.
          The Company is committed to expanding the scope of products and services offered, while ensuring that it can support client relationships with best-in-class service. During 2009, the Company continued to expand the number of client service relationship managers, which provide a single point of contact to corporate clients with multi-service needs.
          In 2009 Grubb & Ellis secured significant new management services contracts from Kraft, Wachovia Corporation and Zurich Alternative Asset Management. The Company also secured significant contract renewals with Citigroup, General Motors, Microsoft and Wells Fargo. As of December 31, 2009, Grubb & Ellis managed approximately 240.7 million square feet, of which 24.3 million square feet related to its sponsored investment programs.
Transaction Services
          Grubb & Ellis has a track record of over 50 years in the commercial real estate industry and is one of the largest real estate brokerage firms in the country, offering clients the experience of thousands of successful transactions and the expertise that comes from a nationwide platform. There are 126 owned and affiliate offices worldwide (53 owned and approximately 73 affiliates) and more than 6,000 professionals, including a brokerage sales force of more than 1,800 brokers. By focusing on the overall business objectives of its clients, Grubb & Ellis utilizes its research capabilities, extensive properties database and negotiation skills to create, buy, sell and lease opportunities for both users and owners of commercial real estate. With a comprehensive approach to transactions, Grubb & Ellis offers a full suite of services to clients, from site selection and sale negotiations to needs analysis, occupancy projections, prospect qualification, pricing recommendations, long-term value consultation, tenant representation and consulting services. As one of the most active and largest commercial real estate brokerages in the United States, Grubb & Ellis’ traditional real estate services provide added value to the Company’s real estate investment programs by offering a comprehensive market view and local area expertise.
          The Company actively engages its brokerage force in the execution of its marketing strategy. Regional and metro-area managing directors, who are responsible for operations in each major market, facilitate the development of brokers. Through the Company’s specialty practice groups, key personnel share information regarding local, regional and national industry trends and participate in national marketing activities, including trade shows and seminars. This ongoing communication among brokers serves to increase their level of expertise as well as their network of relationships, and is supplemented by other more formal education, including training programs offering sales and motivational training and cross-functional networking and business development opportunities.
          In many local markets where the Company does not have owned offices, it has affiliation agreements with independent real estate services providers that conduct business under the Grubb & Ellis brand. The Company’s affiliation agreements provide for exclusive mutual referrals in their respective markets, generating referral fees. The Company’s affiliation agreements are generally multi-year contracts. Through its affiliate offices, the Company has access to more than 1,000 brokers with local market research capabilities.
          The Company’s Corporate Services Group provides comprehensive coordination of all required real estate related services to help realize the needs of clients’ real estate portfolios and to maximize their business objectives. These services include consulting services, lease administration, strategic planning, project management, account management and international services.
          As of December 31, 2009, Grubb & Ellis had in excess of 1,800 brokers at its owned and affiliate offices, of which 824 brokers were at its owned offices, up from 805 at December 31, 2008.
Investment Management
          The Company and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded REITs, mutual funds and other real estate investment funds. The Company brands its investment programs as Grubb & Ellis in order to capitalize on the strength of the Grubb & Ellis brand name and to leverage the Company’s various platforms. During the year ended December 31, 2009, more than $554.7 million in investor equity was raised for these sponsored investment programs. As of December 31, 2009, the Company has more than $5.7 billion of assets under management related to the various programs that it sponsors. The Company has completed transaction acquisition and disposition volume totaling approximately $12.3 billion on behalf of more than 55,000 program investors since 1998.
          Investment management products are distributed through the Company’s broker-dealer subsidiary, Grubb & Ellis Securities Inc. (“GBE Securities”). GBE Securities is registered with the SEC, the Financial Industry Regulatory Authority and all 50 states. GBE Securities has agreements with an extensive network of broker dealers with selling relationships providing access to thousands of licensed registered representatives. Part of the Company’s strategy is to expand its network of broker-dealers to increase the amount of equity that it raises in its various investment programs.
          The Company and Grubb & Ellis Equity Advisors, LLC, a subsidiary of the Company, sponsor and advise public non-traded REITs that are registered with the SEC but are not listed on a national securities exchange like a traded REIT. According to the published Stanger Report, Winter 2010, by Robert A. Stanger and Co., an independent investment banking firm, approximately $6.7 billion was raised in the non-traded REIT sector in 2009. As of December 31, 2009, the Company sponsors two demographically focused programs that are actively raising capital, Grubb & Ellis Healthcare REIT II, Inc. and Grubb & Ellis Apartment REIT, Inc. In addition, the Company raised equity for and provided advisory services to Grubb & Ellis Healthcare REIT, Inc. (now Healthcare Trust of America, Inc.) until August 28, 2009 and September 20, 2009, respectively. Public non-traded REITs sponsored or advised by the Company and its affiliates raised $536.9 million in combined capital in 2009.
          In 2008, the Company started a family of U.S. and global open end mutual funds that focus on real estate securities and manage private investment funds exclusively for qualified investors through its 51% ownership in Grubb & Ellis Alesco Global Advisors, LLC (“Alesco”). The Company, through its subsidiary, Alesco, serves as general partner and investment advisor to one limited partnership and as investment advisor to three mutual funds as of December 31, 2009. One of the limited partnerships, Grubb & Ellis AGA Real Estate Investment Fund LP, is required to be consolidated in accordance with the Consolidation Topic. As of December 31, 2009, Alesco had $8.0 million of investment funds under management.

          In mid-2009, the Company formed Energy & Infrastructure Advisors, LLC, a joint venture between Grubb & Ellis and the Meridian Companies that intends to sponsor retail and institutional products focused on investment opportunities in the energy and infrastructure sector. Grubb & Ellis Realty Investors, LLC (formerly Triple Net Properties, LLC), a subsidiary of the Company, had 146 sponsored TIC programs under management and has taken more than 60 programs full cycle (from acquisition through disposition) as of December 31, 2009.
          Through its multi-family platform, the Company provides investment management services for sponsored apartment vehicles and currently manages in excess of 13,000 apartment units through Grubb & Ellis Residential Management, Inc., the Company’s multi-family management services subsidiary.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated by reference may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements inherently involve risks and uncertainties that may cause actual results to differ materially from the forward-looking statements (“Cautionary Statements”). The risks and uncertainties include, but are not limited to, those matters addressed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents. Such developments could have a material adverse impact on our financial position and our results of operations. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, our beliefs, expectations and intentions can change as a result of many possible events or factors, not all of which are known to us or are within our control, and a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward looking statements. Such factors, risks and uncertainties include, but are not limited to:
•	liquidity and availability of additional or continued sources of financing;

•	the continued weakening national economy in general and the commercial real estate markets in particular;

•	the continued global credit crises and capital markets disruption;

•	changes in general economic and business conditions, including interest rates, the cost and availability of financing of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets;

•	our ability to retain major clients and renew related contracts;

•	our ability to return advisory and management contracts on sponsored REIT and TIC programs, respectively;

•	the failure of properties sponsored or managed by us to perform as anticipated;

•	our exposure to liabilities in connection with sponsored investment programs;

•	our ability to compete in specific geographic markets or business segments that are material to us;

•	the contraction of the TIC market;

•	declining values of real assets and distributions on our programs;

•	significant variability in our results of operations among quarters;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to comply with the laws and regulations applicable to real estate brokerage investment syndication and mortgage transactions;

•	our potential liability under loan guarantees in connection with investment programs;

•	our ability to sign and retain selling agreements;

•	our exposure to liabilities in connection with real estate brokerage, real estate and property management activities;

•	changes in the key components of revenue growth for large commercial real estate services companies;

•	reliance of companies on outsourcing for their commercial real estate needs;

•	liquidity and availability of additional or continued sources of financing for the Company’s investment programs;

•	trends in use of large, full-service real estate providers;

•	diversification of our client base;

•	improvements in operating efficiency;

•	protection of our brand;

•	trends in pricing for commercial real estate services;

•	the effect of implementation of new tax and accounting rules and standards; and

•	the other risks identified in this prospectus.
          You should carefully consider these and other factors, risks and uncertainties before you make an investment decision with respect to our Common Stock.

RISK FACTORS
     A purchase of our shares of Common Stock involves a high degree of risk. Before you invest in our Common Stock, you should be aware that there are various risks, including those described below, which could affect the value of your investment in the future. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. The Risk Factors described in this section, as well as any cautionary language in this prospectus and the documents incorporated by reference herein, provide examples of risks, uncertainties and events that could have a material adverse effect on our business, including our operating results and financial condition. This prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K/A for the year ended December 31, 2009, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision.
Risks Related to the Company’s Business in General
The ongoing downturn in the general economy and the real estate market has negatively impacted and could continue to negatively impact the Company’s business and financial results.
     Periods of economic slowdown or recession, significantly reduced access to credit, declining employment levels, decreasing demand for real estate, declining real estate values or the perception that any of these events may occur, can reduce transaction volumes or demand for services for each of our business lines. The current recession and the downturn in the real estate market have resulted in and may continue to result in:
•	a decline in acquisition, disposition and leasing activity;

•	a decline in the supply of capital invested in commercial real estate;

•	a decline in fees collected from investment management programs, which are dependent upon demand for investment in commercial real estate; and

•	a decline in the value of real estate and in rental rates, which would cause the Company to realize lower revenue from:

•	property management fees, which in certain cases are calculated as a percentage of the revenue of the property under management; and

•	commissions or fees derived from property valuation, sales and leasing, which are typically based on the value, sale price or lease revenue commitment, respectively.
     The declining real estate market in the United States, the availability and cost of credit, increased unemployment, volatile oil prices, declining consumer confidence and the instability of United States banking and financial institutions, have contributed to increased volatility, an overall economic slowdown and diminished expectations for the economy and markets going forward. The fragile state of the credit markets, the fear of a global recession for an extended period and the current economic environment have impacted real estate services and investment management firms like ours through reduced transaction volumes, falling transaction values, lower real estate valuations, liquidity restrictions, market volatility, and the loss of confidence. As a consequence, similar to other real estate services and investment management firms, our stock price has declined significantly.
     Due to the economic downturn, it may take us longer to dispose of real estate assets and investments and the selling prices may be lower than originally anticipated. If this occurs, fees from transaction services will be reduced. In addition, the performance of certain properties in the investment management portfolio may be negatively impacted, which would likewise affect our fees. As a result, the carrying value of certain of our real estate investments may become impaired and we could record losses as a result of such impairment or we could experience reduced profitability related to declines in real estate values. Pursuant to the requirements of the Property, Plant, and Equipment Topic, the Company assesses the value of its assets and real estate investments. This valuation review resulted in the Company recognizing an impairment charge of approximately $24.0 million against the carrying value of the properties and real estate investments during the year ended December 31, 2009.
     We are not able to predict the severity or duration of the current adverse economic environment or the disruption in the financial markets. The real estate market tends to be cyclical and related to the condition of the overall economy and to the perceptions of investors, developers and other market participants as to the economic outlook. The ongoing downturn in the general economy and the real estate market has negatively impacted and could continue to negatively impact the Company’s business and results of operations.

The ongoing adverse conditions in the credit markets and the risk of continued market deterioration have adversely affected the Company’s revenues, expenses and operating results and may continue to do so.
     Our segments are sensitive to credit cost and availability as well as market place liquidity. In addition, the revenues in all our businesses are dependent to some extent on overall volume of activity and pricing in the commercial real estate market. In 2008 and 2009, the credit markets experienced an unprecedented level of disruption and uncertainty. This disruption and uncertainty has reduced the availability and significantly increased the cost of most sources of funding. In certain cases, sources of funding have been eliminated.
     Disruptions in the credit markets have adversely affected, and may continue to adversely affect, our business of providing services to owners, purchasers, sellers, investors and occupants of real estate in connection with acquisitions, dispositions and leasing of real property. If our clients are unable to obtain credit on favorable terms, there will be fewer completed acquisitions, dispositions and leases of property. In addition, if purchasers of real estate are not able to obtain favorable financing resulting in a lack of disposition opportunities for funds whom we act as advisor, our fee revenues will decline and we may also experience losses on real estate held for investment.
     The recent decline in real estate values and the inability to obtain financing has either eliminated or severely reduced the availability of the Company’s historical funding sources for its investment management programs, and to the extent credit remains available for these programs, it is currently more expensive. The Company may not be able to continue to access sources of funding for its investment management programs or, if available to the Company, the Company may not be able to do so on favorable terms. Any decision by lenders to make additional funds available to the Company in the future for its investment management programs will depend upon a number of factors, such as industry and market trends in our business, the lenders’ own resources and policies concerning loans and investments, and the relative attractiveness of alternative investment or lending opportunities.
     The depth and duration of the current credit market and liquidity disruptions are impossible to predict. In fact, the magnitude of the recent credit market disruption has exceeded the expectations of most if not all market participants. This uncertainty limits the Company’s ability to develop future business plans and the Company believes that it limits the ability of other participants in the credit markets and the real estate markets to do so as well. This uncertainty may lead market participants to act more conservatively than in recent history, which may continue to depress demand and pricing in our markets.
We experienced additional, unanticipated costs and may have additional risk and further costs as a result of the restatement of our financial statements.
     As a result of the restatement in 2009 of certain audited and unaudited financial data, and the special investigation in connection therewith, we incurred substantial, additional unanticipated costs for accounting and legal fees. The restatement and special investigation was also time-consuming and affected management’s attention and resources. Further, there are no assurances that we will not become involved in legal proceedings in the future in relation to these restatements. In connection with any such potential proceedings, any incurred expenses not covered by available insurance or any adverse resolution could have a material adverse effect on the Company. Any such future legal proceedings could also be time-consuming and distract our management from the conduct of our business.
The Company’s ability to access credit and capital markets may be adversely affected by factors beyond its control, including turmoil in the financial services industry, volatility in financial markets and general economic downturns.
     There can be no assurances that the Company’s anticipated cash flow from operations will be sufficient to meet all of the Company’s cash requirements. The Company intends to continue to make investments to support the Company’s business growth and may require additional funds to respond to business challenges. The Company has historically relied upon access to the credit markets from time to time as a source of liquidity for the portion of its working capital requirements not provided by cash from operations. The Company used a significant portion of the net proceeds from the sale of its 12% Cumulative Participating Perpetual Convertible Preferred Stock (the “12% Preferred Stock”) to pay off and terminate the Credit Facility and has not secured a new credit facility or line or credit with which to borrow funds. Market disruptions such as those currently being experienced in the United States and other countries may increase the Company’s cost of borrowing or adversely affect the Company’s ability to access sources of capital. These disruptions include turmoil in the financial services and real estate industries, including substantial uncertainty surrounding particular lending institutions, and general economic downturns. If the Company is unable to access credit at competitive rates or at all, or if its short-term or long-term borrowing costs dramatically increase, the Company’s ability to finance its operations, meet its short-term obligations and implement its operating strategy could be adversely affected.

The TIC business in general, from which the Company has historically generated significant revenues, materially contracted in 2009.
     The Company has historically generated significant revenues from fees earned through the transaction structuring and property management of its TIC Programs. In 2009, however, with the nationwide decline in real estate values and the global credit crisis, the TIC industry contracted significantly. According to data from OMNI Research & Consulting, approximately $3.7 billion of TIC equity was raised in 2006. In 2009, the amount of TIC equity raised declined by approximately 94% to $228.7 million. As the Company has historically generated a significant amount of revenue from its TIC operations, the rapid and steep decline in this industry may have a material, adverse effect on the Company’s business and results of operations if it is unable to generate revenues in its other business segments, of which there can be no assurances, to make up for the loss of TIC-related revenues. The Company does not anticipate the TIC market to recover in the near term.
The decline in value of many of the properties purchased by TIC and real estate fund investors in the Company’s sponsored programs as a result of the downturn in the real estate market, and the potential loss of investor equity in these programs, may negatively affect the Company’s reputation and ability to sell future sponsored programs.
     The declining real estate market has resulted in declining values for many of the properties purchased by investors in the Company’s sponsored TIC and real estate fund programs. In addition, the lack of available credit has negatively impacted the ability to refinance these properties at loan maturity. As a consequence, the TIC and fund program investors may be forced to dispose of their properties at selling prices lower than the original purchase price. In addition, some properties may be valued at less than the outstanding loan amount and may be subject to default and foreclosure by the lender. Sales of these real estate assets at less than their original purchase price, loan defaults or foreclosures will result in the loss of investor equity. Losses by investors may negatively affect the reputation of the Company’s investment management business and its ability to sell current or future sponsored programs and earn fees. Any decrease in the Company’s fees could have a material adverse effect on the Company’s business, results of operations and financial condition.
The Company is in a highly competitive business with numerous competitors, some of which may have greater financial and operational resources than it does.
     The Company competes in a variety of service disciplines within the commercial real estate industry. Each of these business areas is highly competitive on a national as well as on a regional and local level. The Company faces competition not only from other national real estate service providers, but also from global real estate service providers, boutique real estate advisory firms, consulting and appraisal firms. Depending on the product or service, the Company also faces competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms, some of which may have greater financial resources than the Company does. The Company is also subject to competition from other large national firms and from multi-national firms that have similar service competencies to it. Although many of the Company’s competitors are local or regional firms that are substantially smaller than it, some of its competitors are substantially larger than it on a local, regional, national or international basis. In general, there can be no assurance that the Company will be able to continue to compete effectively with respect to any of its business lines or on an overall basis, or to maintain current fee levels or margins, or maintain or increase its market share.
As a service-oriented company, the Company depends upon the retention of senior management and key personnel, and the loss of its current personnel or its failure to hire and retain additional personnel could harm its business.
     The Company’s success is dependent upon its ability to retain its executive officers and other key employees and to attract and retain highly skilled personnel. The Company believes that its future success in developing its business and maintaining a competitive position will depend in large part on its ability to identify, recruit, hire, train, retain and motivate highly skilled executive, managerial, sales, marketing and customer service personnel. Competition for these personnel is intense, and the Company may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. We use equity incentives to attract and retain our key personnel. In 2009, our stock price declined significantly, resulting in the decline in value of previously provided equity awards, which may result in an increase risk of loss of key personnel. The performance of our stock may also diminish our ability to offer attractive incentive awards to new hires. The Company’s failure to recruit and retain necessary executive, managerial, sales, marketing and customer service personnel could harm its business and its ability to obtain new customers.
The Company may expand its business to include international operations so that it may be more competitive, but in doing so it could subject the Company to social, political and economic risks of doing business in foreign countries.
     Although the Company does not currently conduct significant business outside the United States, the Company is considering an expansion of its international operations so that it may be more competitive. Currently, the Company’s lack of international capabilities sometimes places the Company at a competitive disadvantage when prospective clients are seeing one real estate services provider that can service their needs both in the United States and overseas. There can be no assurances that the Company will be able to successfully expand its business in international markets. Current global economic conditions may restrict, limit or delay the Company’s ability to expand its business into international markets or make such expansion less economically feasible. If the Company expands into international markets, circumstances and developments related to international operations that could negatively affect the Company’s business or results of operations include, but are not limited to, the following factors:
•	lack of substantial experience operating in international markets;

•	lack of recognition of the Grubb & Ellis brand name in international markets;

•	difficulties and costs of staffing and managing international operations;

•	currency restrictions, which may prevent the transfer of capital and profits to the United States;

•	diverse foreign currency fluctuations;

•	changes in regulatory requirements;

•	potentially adverse tax consequences;

•	the responsibility of complying with multiple and potentially conflicting laws;

•	the impact of regional or country-specific business cycles and economic instability;

•	the geographic, time zone, language and cultural differences among personnel in different areas of the world;

•	political instability; and

•	foreign ownership restrictions with respect to operations in certain countries.
     Additionally, the Company may establish joint ventures with foreign entities for the provision of brokerage services abroad, which may involve the purchase or sale of the Company’s equity securities or the equity securities of the joint venture participant(s). In these joint ventures, the Company may not have the right or power to direct the management and policies of the joint venture and other participants may take action contrary to the Company’s instructions or requests and against the Company’s policies and objectives. In addition, the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with the Company. If a joint venture participant acts contrary to the Company’s interest, then it could have a material adverse effect on the Company’s business and results of operations.
Failure to manage any future growth effectively may have a material adverse effect on the Company’s financial condition and results of operations.
     Management will need to successfully manage any future growth effectively. The integration and additional growth may place a significant strain upon management, administrative, operational and financial infrastructure. The Company’s ability to grow also depends upon its ability to successfully hire, train, supervise and manage additional executive officers and new employees, obtain financing for its capital needs, expand its systems effectively, allocate its human resources optimally, maintain clear lines of communication between its transactional and management functions and its finance and accounting functions, and manage the pressures on its management and administrative, operational and financial infrastructure. Additionally, managing future growth may be difficult due to the new geographic locations and business lines of the Company. There can be no assurance that the Company will be able to accurately anticipate and respond to the changing demands it will face as it integrates and continues to expand its operations, and it may not be able to manage growth effectively or to achieve growth at all. Any failure to manage the future growth effectively could have a material adverse effect on the Company’s business, financial condition and results of operations.
Risks Related to the Company’s Transaction Services and Management Services Business
The Company’s quarterly operating results are likely to fluctuate due to the seasonal nature of its business and may fail to meet expectations, which may cause the price of its securities to decline.
     Historically, the majority of the Company’s revenue has been derived from the transaction services that it provides. Such services are typically subject to seasonal fluctuations. The Company typically experienced its lowest quarterly revenue in the quarter ending March 31 of each year with higher and more consistent revenue in the quarters ending June 30 and September 30. The quarter ending December 31 has historically provided the highest quarterly level of revenue due to increased activity caused by the desire of clients to complete transactions by calendar year-end. However, the Company’s non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis. As a result, since a high proportion of these operating expenses are fixed, declines in revenue could disproportionately affect the Company’s operating results in a quarter. In addition, the Company’s quarterly operating results have fluctuated in the past and will likely continue to fluctuate in the future. If the Company’s quarterly operating results fail to meet expectations, the price of the Company’s securities could fluctuate or decline significantly.
If the properties that the Company manages fail to perform, then its business and results of operations could be harmed.
     The Company’s success partially depends upon the performance of the properties it manages. The Company could be adversely affected by the nonperformance of, or the deteriorating financial condition of, certain of its clients. The revenue the Company generates from its property management business is generally a percentage of aggregate rent collections from the properties. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of the Company’s control:
•	the Company’s ability to attract and retain creditworthy tenants;

•	the magnitude of defaults by tenants under their respective leases;

•	the Company’s ability to control operating expenses;

•	governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;

•	various uninsurable risks;

•	financial condition of certain clients;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the general real estate market.
     These or other factors may negatively impact the properties that the Company manages, which could have a material adverse effect on its business and results of operations.
If the Company fails to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other business lines, then it may incur significant financial penalties.
     Due to the broad geographic scope of the Company’s operations and the real estate services performed, the Company is subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires the Company to maintain brokerage licenses in each state in which it operates. If the Company fails to maintain its licenses or conducts brokerage activities without a license or violates any of the regulations applicable to its licenses, then it may be required to pay fines (including treble damages in certain states) or return commissions received or have its licenses suspended or revoked. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to the Company’s business, both in the United States and in foreign countries, also may change in ways that increase the costs of compliance. The failure to comply with both foreign and domestic regulations could result in significant financial penalties which could have a material adverse effect on the Company’s business and results of operations.
The Company may have liabilities in connection with real estate brokerage and property and facilities management activities.
     As a licensed real estate broker, the Company and its licensed employees and independent contractors that work for it are subject to statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject the Company or its employees to litigation from parties who purchased, sold or leased properties that the Company or they brokered or managed. The Company could become subject to claims by participants in real estate sales, as well as building owners and companies for whom the Company provides management services, claiming that the Company did not fulfill its statutory obligations as a broker.
     In addition, in the Company’s property and facilities management businesses, it hires and supervises third-party contractors to provide construction and engineering services for its managed properties. While the Company’s role is limited to that of a supervisor, the Company may be subject to claims for construction defects or other similar actions. Adverse outcomes of property and facilities management litigation could have a material adverse effect on the Company’s business, financial condition and results of operations.

Environmental regulations may adversely impact the Company’s business and/or cause the Company to incur costs for cleanup of hazardous substances or wastes or other environmental liabilities.
     Federal, state and local laws and regulations impose various environmental zoning restrictions, use controls, and disclosure obligations which impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities, as well as mortgage lending availability, with respect to some properties. A decrease or delay in such transactions may adversely affect the results of operations and financial condition of the Company’s real estate brokerage business. In addition, a failure by the Company to disclose environmental concerns in connection with a real estate transaction may subject it to liability to a buyer or lessee of property.
     In addition, in its role as a property manager, the Company could incur liability under environmental laws for the investigation or remediation of hazardous or toxic substances or wastes at properties it currently or formerly managed, or at off-site locations where wastes from such properties were disposed. Such liability can be imposed without regard for the lawfulness of the original disposal activity, or the Company’s knowledge of, or fault for, the release or contamination. Further, liability under some of these laws may be joint and several, meaning that one liable party could be held responsible for all costs related to a contaminated site. The Company could also be held liable for property damage or personal injury claims alleged to result from environmental contamination, or from asbestos-containing materials or lead-based paint present at the properties it manages. Insurance for such matters may not be available or sufficient.
     Certain requirements governing the removal or encapsulation of asbestos-containing materials, as well as recently enacted local ordinances obligating property managers to inspect for and remove lead-based paint in certain buildings, could increase the Company’s costs of legal compliance and potentially subject it to violations or claims. Although such costs have not had a material impact on its financial results or competitive position during fiscal year 2007, 2008 or 2009, the enactment of additional regulations, or more stringent enforcement of existing regulations, could cause it to incur significant costs in the future, and/or adversely impact its brokerage and management services businesses.
Risks Related to the Company’s Investment Management and Broker-Dealer Business
Declines in asset value, reductions in distributions in investment programs or loss of properties to foreclosure could adversely affect the Company business, as it could cause harm to the Company’s reputation, cause the loss of management contracts and third-party broker-dealer selling agreements, limit the Company’s ability to sign future third-party broker-dealer selling agreements and potentially expose the Company to legal liability.
     The current market value of many of the properties owned through the Company’s investment programs have decreased as a result of the overall decline in the economy and commercial real estate markets. In addition, there have been reductions in distributions in numerous investment programs in 2008 and 2009, in many instances to a zero percent distribution rate. Significant declines in value and reductions in distributions in the investment programs sponsored by the Company could adversely affect the Company’s reputation and the Company’s ability to attract investors for future investment programs. In addition, significant declines in value and reductions in distributions could cause the Company to lose asset and property management contracts for its investment management programs, cause the Company to lose third-party broker-dealer selling agreements for existing investment programs, including its REITs, and limit the Company’s ability to sign future third-party broker-dealer agreements. The loss of value may be significant enough to cause certain investment programs to go into foreclosure or result in a complete loss of equity for program investors. Significant losses in asset value and investor equity and reductions in distributions increase the risk of claims or legal actions by program investors. Any such legal liability could result in further damage to the Company’s reputation, loss of third-party broker-dealer selling agreements and incurrence of legal expenses which could have a material adverse effect on the Company’s business, results of operations and financial condition.
The Company currently provides its Investment Management services primarily to its investment programs. Its revenue depends on the number of its programs, on the price of the properties acquired or disposed, and on the revenue generated by the properties under its management.
     The Company derives fees for Investment Management services based on a percentage of the price of the properties acquired or disposed of by its programs and for management services based on a percentage of the rental amounts of the properties in its programs. The Company is responsible for the management of all of the properties owned by its programs, but as of December 31, 2009 it had subcontracted the property management of approximately 11.0% of its programs’ office, medical office and healthcare related facilities and retail properties (based on square footage) and 16.3% of its programs’ multi-family apartment units to third parties. For REITs, investment decisions are controlled by the Board of Directors of REITs that are independent of the Company. Investment decisions of these Boards affect the fees earned by the Company. As a result, if any of the Company’s programs are unsuccessful, its Investment Management services fees will be reduced, if any are paid at all. In addition, failure of the Company’s programs to provide competitive investment returns could significantly impair its ability to market future programs. The Company’s inability to spread risk among a large number of programs could cause it to be over-reliant on a limited number of programs for its revenues. There can be no assurance that the Company will maintain current levels of transaction and management services for its programs’ properties.
The Company may be required to repay loans the Company guaranteed that were used to finance properties acquired by the Company’s programs.
     From time to time the Company or its investment management subsidiaries provided guarantees of loans for properties under management. As of December 31, 2009, there were 146 properties under management with loan guarantees of approximately $3.6 billion in total principal outstanding with terms ranging from 1 to 10 years, secured by properties with a total aggregate purchase price of approximately $4.8 billion as of December 31, 2009. The Company’s guarantees consisted of non-recourse/carve-out guarantees of debt of properties under management, non-recourse/carve-out guarantees of the Company’s debt, recourse guarantees of debt of properties under management and recourse guarantees of the Company’s debt.
     A “non-recourse/carve-out” guarantee imposes personal liability on the guarantor in the event the borrower engages in certain acts prohibited by the loan documents. Each non-recourse carve-out guarantee is an individual document entered into with the mortgage lender in connection with the purchase or refinance of an individual property. While there is not a standard document evidencing these guarantees, liability under the non-recourse carve-out guarantees generally may be triggered by, among other things, any or all of the following:
•	a voluntary bankruptcy or similar insolvency proceeding of any borrower;

•	a “transfer” of the property or any interest therein in violation of the loan documents;

•	a violation by any borrower of the special purpose entity requirements set forth in the loan documents;

•	any fraud or material misrepresentation by any borrower or any guarantor in connection with the loan;

•	the gross negligence or willful misconduct by any borrower in connection with the property, the loan or any obligation under the loan documents;

•	the misapplication, misappropriation or conversion of (i) any rents, security deposits, proceeds or other funds, (ii) any insurance proceeds paid by reason of any loss, damage or destruction to the property, and (iii) any awards or other amounts received in connection with the condemnation of all or a portion of the property;

•	any waste of the property caused by acts or omissions of any borrower or the removal or disposal of any portion of the property after an event of default under the loan documents; and

•	the breach of any obligations set forth in an environmental or hazardous substances indemnification agreement from any borrower.
     Certain violations (typically the first three listed above) render the entire debt balance recourse to the guarantor regardless of the actual damage incurred by the lender, while the liability for other violations is limited to the damages incurred by the lender. Notice and cure provisions vary between guarantees. Generally the guarantor irrevocably and unconditionally guarantees to the lender the payment and performance of the guaranteed obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration or maturity or otherwise, and the guarantor covenants and agrees that it is liable for the guaranteed obligations as a primary obligor. As of December 31, 2009, to the best of the Company’s knowledge, there is no amount of debt owed by the Company as a result of the borrowers engaging in prohibited acts.
     In addition, the consolidated variable interest entities (“VIEs”) and unconsolidated VIEs are jointly and severally liable on the non-recourse mortgage debt related to the interests in the Company’s TIC investments totaling $277.0 million and $154.8 million as of December 31, 2009, respectively.
     As property values and performance decline, the risk of exposure under these guarantees increases. Management initially evaluates these guarantees to determine if the guarantee meets the criteria required to record a liability in accordance with the Guarantees Topic. As of December 31, 2009 and 2008, the Company had recourse guarantees of $33.9 million and $42.4 million, respectively, relating to debt of properties under management. As of December 31, 2009, approximately $9.8 million of these recourse guarantees relate to debt that has matured or is not currently in compliance with certain loan covenants. In evaluating the potential liability relating to such guarantees, the Company considers factors such as the value of the properties secured by the debt, the likelihood that the lender will call the guarantee in light of the current debt service and other factors. As of December 31, 2009 and

2008, the Company recorded a liability of $3.8 million and $9.1 million, respectively, related to its estimate of probable loss related to recourse guarantees of debt of properties under management which matured in January and April 2009.
     Our evaluation of the potential liability may prove to be inaccurate and liabilities may exceed estimates. In the event that actual losses materially exceed estimates, individual investment management subsidiaries may not be able to pay such obligations as they become due. Failure of any investment management subsidiary to pay its debts as they become due would likely have a materially negative impact on the ongoing business of the Company, and the investment management operations in particular.
The Company may be unable to grow its investment programs, which would cause it to fail to satisfy its business strategy.
     A significant element of the Company business strategy is the growth in the size and number of its investment programs. The success of each investment program will depend on raising adequate capital for the investment, identifying appropriate assets for acquisition and effectively and efficiently closing the transactions. There can be no assurance that the Company will be able to identify and invest in additional properties or will be able to raise adequate capital to grow or launch new programs in the future. If the Company is unable to grow its existing vehicles or consummate new programs in the future, growth of the revenue it receives from transaction and management services may be negatively affected.
The revenue streams from the Company’s management services for sponsored programs are subject to limitation or cancellation.
     The agreements under which the Company provides advisory and management services to public non-traded REITs that the Company has sponsored may generally be terminated by each REIT’s independent Board of Directors following a notice period, with or without cause. The Company cannot assure you that these agreements will not be terminated. Grubb & Ellis Healthcare REIT, Inc. (now Healthcare Trust of America, Inc. as of August 31, 2009) did not renew its Advisory Agreement with a subsidiary of the Company upon the termination of the Advisory Agreement on September 20, 2009 and, as a result, the Company’s asset and property management fees have been reduced.
     The management agreements under which the Company provides property management services to its sponsored TIC programs may generally be terminated by a single TIC investor with cause upon 30 days notice or without cause annually upon renewal. Appointment of a new property manager requires unanimous agreement of the TIC investors and, generally, the approval of the lender. The Company has received termination notices on approximately one-third of its managed TIC properties resulting in the termination of one property management agreement during 2009. Although the Company is disputing these terminations, it is not likely that the Company will be able to retain all of the management contracts for these properties. Loss of a significant number of contracts and fees could have a material adverse effect on the Company’s business, results of operations and financial condition.
The inability to access investors for the Company’s programs through broker-dealers or other intermediaries could have a material adverse effect on its business.
     The Company’s ability to source capital for its programs depends significantly on access to the client base of securities broker-dealers and other financial investment intermediaries that may offer competing investment products. The Company believes that its future success in developing its business and maintaining a competitive position will depend in large part on its ability to continue to maintain these relationships as well as finding additional securities broker-dealers to facilitate offerings by its programs or to find investors for the Company’s REITs, TIC Programs and other investment programs. The Company cannot be sure that it will continue to gain access to these channels. In addition, competition for capital is intense and the Company may not be able to obtain the capital required to complete a program. The inability to have this access could have a material adverse effect on its business and results of operations.
The termination of any of the Company’s broker-dealer relationships, especially given the limited number of key broker-dealers, could have a material adverse effect on its business.
     The Company’s securities programs are sold through third-party broker-dealers who are members of its selling group. While the Company has established relationships with its selling group, it is required to enter into a new agreement with each member of the selling group for each new program it offers. In addition, the Company’s programs may be removed from a selling broker-dealer’s approved program list at any time for any reason. The Company cannot assure you of the continued participation of existing members of its selling group nor can the Company make an assurance that its selling group will expand. While the Company seeks to diversify and add new investment channels for its programs, a significant portion of the growth in recent years in the TIC and REIT programs it sponsors has been as a result of capital raised by a relatively limited number of broker-dealers. Loss of any of these key broker-dealer relationships, or the failure to develop new relationships to cover the Company’s expanding business through new investment channels, could have a material adverse effect on its business and results of operations.

Misconduct by third-party selling broker-dealers or the Company’s sales force, could have a material adverse effect on its business.
     The Company relies on selling broker-dealers and the Company’s sales force to properly offer its securities programs to customers in compliance with its selling agreements and with applicable regulatory requirements. While these persons are responsible for their activities as registered broker-dealers, their actions may nonetheless result in complaints or legal or regulatory action against the Company.
A significant amount of the Company’s programs are structured to provide favorable tax treatment to investors or REITs. If a program fails to satisfy the requirements necessary to permit this favorable tax treatment, the Company could be subject to claims by investors and its reputation for structuring these transactions would be negatively affected, which would have an adverse effect on its financial condition and results of operations.
     The Company structures TIC Programs and public non-traded REITs to provide favorable tax treatment to investors. For example, its TIC investors are able to defer the recognition of gain on sale of investment or business property if they enter into a 1031 exchange. Similarly, qualified REITs generally are not subject to federal income tax at corporate rates, which permits REITs to make larger distributions to investors (i.e., without reduction for federal income tax imposed at the corporate level). If the Company fails to properly structure a TIC transaction or if a REIT fails to satisfy the complex requirements for qualification and taxation as a REIT under the Internal Revenue Code, the Company could be subject to claims by investors as a result of additional tax they may be required to pay or because they are unable to receive the distributions they expected at the time they made their investment. In addition, any failure to satisfy applicable tax regulations in structuring its programs would negatively affect the Company’s reputation, which would in turn affect its ability to earn additional fees from new programs. Claims by investors could lead to losses and any reduction in the Company’s fees would have a material adverse effect on its revenues.
Any future co-investment activities the Company undertakes could subject it to real estate investment risks which could lead to the need for substantial capital contributions, which may impact its cash flows and financial condition and, if it is unable to make them, could damage its reputation and result in adverse consequences to its holdings.
     The Company may from time to time invest its capital in certain real estate investments with other real estate firms or with institutional investors such as pension plans. Any co-investment will generally require the Company to make initial capital contributions, and some co-investment entities may request additional capital from the Company and its subsidiaries holding investments in those assets. These contributions could adversely impact the Company’s cash flows and financial condition. Moreover, the failure to provide these contributions could have adverse consequences to the Company’s interests in these investments. These adverse consequences could include damage to the Company’s reputation with its co-investment partners as well as dilution of ownership and the necessity of obtaining alternative funding from other sources that may be on disadvantageous terms, if available at all.
Geographic concentration of program properties may expose the Company’s programs to regional economic downturns that could adversely impact their operations and, as a result, the fees the Company is able to generate from them, including fees on disposition of the properties as the Company may be limited in its ability to dispose of properties in a challenging real estate market.
     The Company’s programs generally focus on acquiring assets satisfying particular investment criteria, such as type or quality of tenants. There is generally no or little focus on the geographic location of a particular property. The Company cannot guarantee, however, that its programs will have, or will be able to maintain, a significant amount of geographic diversity. Although the Company’s property programs are located in 29 states, a majority of these properties (by square footage) are located in Texas, Georgia, North Carolina, Florida and California. Geographic concentration of properties exposes the Company’s programs to economic downturns in the areas where the properties are located. A regional recession or other major, localized economic disruption in a region, such as earthquakes and hurricanes, in any of these areas could adversely affect the Company’s programs’ ability to generate or increase their operating revenues, attract new tenants or dispose of unproductive properties. Any reduction in program revenues would effectively reduce the fees the Company generates from them, which would adversely affect the Company’s results of operations and financial condition.
If third-party managers providing property management services for the Company’s programs’ office, medical office and healthcare related facilities, retail and multi-family properties are negligent in their performance of, or default on, their management obligations, the tenants may not renew their leases or the Company may become subject to unforeseen liabilities. If this occurs, it could have an adverse effect on the Company’s financial condition and operating results.
     The Company has entered into agreements with third-party management companies to provide property management services for a significant number of the Company’s programs’ properties, and the Company expects to enter into similar third-party management agreements with respect to properties the Company’s programs acquire in the future. The Company does not supervise these third-party managers and their personnel on a day-to-day basis and the Company cannot assure you that they will manage the Company’s programs’ properties in a manner that is consistent with their obligations under the Company’s agreements, that they will not be negligent in their performance or engage in other criminal or fraudulent activity, or that these managers will not otherwise default on their management obligations to the Company. If any of the foregoing occurs, the relationships with the Company’s programs’ tenants could be damaged, which may cause the tenants not to renew their leases, and the Company could incur liabilities resulting from loss or injury to the properties or to persons at the properties. If the Company is unable to lease the properties or the Company becomes subject to significant liabilities as a result of third-party management performance issues, the Company’s operating results and financial condition could be substantially harmed.
The Company or its new programs may be required to incur future indebtedness to raise sufficient funds to purchase properties.
     One of the Company’s business strategies is to develop new investment programs. The development of a new program requires the identification and subsequent acquisition of properties when the opportunity arises. In some instances, in order to effectively and efficiently complete a program, the Company may provide deposits for the acquisition of property or actually purchase the property and warehouse it temporarily for the program. If the Company does not have cash on hand available to pay these deposits or fund an acquisition, the Company or the Company’s programs may be required to incur additional indebtedness, which indebtedness may not be available on acceptable terms. If the Company incurs substantial debt, the Company could lose its interests in any properties that have been provided as collateral for any secured borrowing, or the Company could lose its assets if the debt is recourse to it. In addition, the Company’s cash flow from operations may not be sufficient to repay these obligations upon their maturity, making it necessary for the Company to raise additional capital or dispose of some of its assets. The Company cannot assure you that it will be able to borrow additional debt on satisfactory terms, or at all.
Future pressures to lower, waive or credit back the Company’s fees could reduce the Company’s revenue and profitability.
     The Company has on occasion waived or credited its fees for real estate acquisitions, financings, dispositions and management fees for the Company’s TIC Programs to improve projected investment returns and attract TIC investors. There has also been a trend toward lower fees in some segments of the third-party asset management business, and fees paid for the management of properties in the Company’s TIC Programs or public non-traded REITs could follow these trends. In order for the Company to maintain its fee structure in a competitive environment, the Company must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. The Company cannot assure you that it will be able to maintain its current fee structures. Fee reductions on existing or future new business could have a material adverse impact on the Company’s revenue and profitability.
Regulatory uncertainties related to the Company’s broker-dealer services could harm the Company’s business.
     The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business. The SEC, FINRA, and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders to, suspend or expel a broker-dealer or any of its officers or employees. The ability to comply with applicable laws and rules is largely dependent on an internal system to ensure compliance, as well as the ability to attract and retain qualified compliance personnel. The Company could be subject to disciplinary or other actions in the future due to claimed noncompliance with these securities regulations, which could have a material adverse effect on the Company’s operations and profitability.
The Company depends upon its programs’ tenants to pay rent, and their inability to pay rent may substantially reduce certain fees the Company receives which are based on gross rental amounts.
     The Company’s programs are subject to varying degrees of risk that generally arise from the ownership of real estate. For example, the income that the Company is able to generate from management fees is derived from the gross rental income on the properties in its programs. The rental income depends upon the ability of the tenants of the Company’s programs’ properties to generate enough income to make their lease payments. Changes beyond the Company’s control may adversely affect the tenants’ ability to make lease payments or could require them to terminate their leases. Either an inability to make lease payments or a termination of one or more leases could reduce the management fees the Company receives. These changes include, among others, the following:
•	downturns in national or regional economic conditions where the Company’s programs’ properties are located, which generally will negatively impact the demand and rental rates;

•	changes in local market conditions such as an oversupply of properties, including space available by sublease or new construction, or a reduction in demand for properties in the Company’s programs, making it more difficult for the Company’s programs to lease space at attractive rental rates or at all;

•	competition from other available properties, which could cause the Company’s programs to lose current or prospective tenants or cause them to reduce rental rates; and

•	changes in federal, state or local regulations and controls affecting rents, prices of goods, interest rates, fuel and energy consumption.
     Due to these changes, among others, tenants and lease guarantors, if any, may be unable to make their lease payments.
     Defaults by tenants or the failure of any lease guarantors to fulfill their obligations, or other early termination of a lease could, depending upon the size of the leased premises and the Company’s ability as property manager to successfully find a substitute tenant, have a material adverse effect on the Company’s revenue.
Conflicts of interest inherent in transactions between the Company’s programs and the Company, and among its programs, could create liability for the Company that could have a material adverse effect on its results of operations and financial condition.
     These conflicts include but are not limited to the following:
•	the Company experiences conflicts of interests with certain of its directors, officers and affiliates from time to time with regard to any of its investments, transactions and agreements in which it holds a direct or indirect pecuniary interest;

•	since the Company receives both management fees and acquisition and disposition fees for its programs’ properties, the Company could be in conflict with its programs over whether their properties should be sold or held by the program and the Company may make decisions or take actions based on factors other than in the best interest of investors of a particular sponsored investor program;

•	a component of the compensation of certain of the Company’s executives is based on the performance of particular programs, which could cause the executives to favor those programs over others;

•	the Company may face conflicts of interests as to how it allocates property acquisition opportunities or prospective tenants among competing programs;

•	the Company may face conflicts of interests if programs sell properties to each other or invest in each other; and

•	the Company’s executive officers will devote only as much of their time to a program as they determine is reasonably required, which may be substantially less than full time; during times of intense activity in other programs, these officers may devote less time and fewer resources to a program than are necessary or appropriate to manage the program’s business.
     The Company cannot assure you that one or more of these conflicts will not result in claims by investors in its programs, which could have a material adverse effect on its results of operations and financial condition.
The offerings conducted to raise capital for the Company’s TIC Programs are done in reliance on exemptions from the registration requirements of the Securities Act. A failure to satisfy the requirements for the appropriate exemption could void the offering or, if it is already completed, provide the investors with rescission rights, either of which would have a material adverse effect on the Company’s reputation and as a result its business and results of operations.
     The securities of the Company’s TIC Programs are offered and sold in reliance upon a private placement offering exemption from registration under the Securities Act and applicable state securities laws. If the Company or its dealer-manager failed to comply with the requirements of the relevant exemption and an offering was in process, the Company may have to terminate the offering. If an offering was completed, the investors may have the right, if they so desired, to rescind their purchase of the securities. A rescission offer could also be required under applicable state securities laws and regulations in states where any securities were offered without registration or qualification pursuant to a private offering or other exemption. If a number of holders sought rescission at one time, the applicable program would be required to make significant payments which could adversely affect its business and as a result, the fees generated by the Company from such program. If one of the Company’s programs was forced to terminate an offering before it was completed or to make a rescission offer, the Company’s reputation would also likely be significantly harmed. Any reduction in fees as a result of a rescission offer or a loss of reputation would have a material adverse effect on the Company’s business and results of operations.

The inability to identify suitable refinance options may negatively impact investment program performance and cause harm to the Company’s reputation, cause the loss of management contracts and third-party broker-dealer selling agreements, limit the Company’s ability to sign future third-party broker-dealer selling agreements and potentially expose the Company to legal liability.
     The availability of real estate financing has greatly diminished over the past few years as a result of the global credit crisis and overall decline in the real estate market. As a result, the Company may not be able to refinance some or all of the loans maturing in its investment management portfolio. Failure to obtain suitable refinance options may have a negative impact on investment returns and may potentially cause investments to go into foreclosure or result in a complete loss of equity for program investors. Any such negative impact on distributions, foreclosure or loss of equity in an investment program could adversely affect the Company’s reputation and the Company’s ability to attract investors for future investment programs. In addition, it could cause the Company to lose asset and property management contracts, cause the Company to lose third-party broker-dealer selling agreements for existing investment programs, including its REITs, and limit the Company’s ability to sign future third-party broker-dealer agreements. Significant losses in investor equity and reductions in distributions increase the risk of claims or legal actions by program investors. Any such legal liability could result in damage to the Company’s reputation, loss of third-party broker-dealer selling agreements and incurrence of legal expenses which could have a material adverse effect on the Company’s business, results of operations and financial condition.
An increase in interest rates may negatively affect the equity value of the Company’s programs or cause the Company to lose potential investors to alternative investments, causing the fees that the Company receives for transaction and management services to be reduced.
     Although in the last two years, interest rates in the United States have generally decreased, if interest rates were to rise, the Company’s financing costs would likely rise and the Company’s net yield to investors may decline. This downward pressure on net yields to investors in the Company’s programs could compare poorly to rising yields on alternative investments. Additionally, as interest rates rise, valuations of commercial real estate properties typically decline. A decrease in both the attractiveness of the Company’s programs and the value of assets held by these programs could cause a decrease in both transaction and management services revenues, which would have an adverse effect on the Company’s results of operations.
Increasing competition for the acquisition of real estate may impede the Company’s ability to make future acquisitions which would reduce the fees the Company generates from these programs and could adversely affect the Company’s operating results and financial condition.
     The commercial real estate industry is highly competitive on an international, national and regional level. The Company’s programs face competition from REITs, institutional pension plans, and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital to create programs to make these acquisitions. Competition may prevent the Company’s programs from acquiring desirable properties or increase the price they must pay for real estate. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If the Company’s programs pay higher prices for properties, investors may experience a lower return on investment and be less inclined to invest in the Company’s next program which may decrease the Company’s profitability. Increased competition for properties may also preclude the Company’s programs from acquiring properties that would generate the most attractive returns to investors or may reduce the number of properties the Company’s programs could acquire, which could have an adverse effect on the Company’s business.
Illiquidity of real estate investments could significantly impede the Company’s ability to respond to adverse changes in the performance of the Company’s programs’ properties and harm the Company’s financial condition.
     Because real estate investments are relatively illiquid, the Company’s ability to promptly facilitate a sale of one or more properties or investments in the Company’s programs in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in the market for a property, changes in the financial condition or prospects of prospective purchasers, changes in regional, national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. Fees from the disposition of properties would be materially affected if the Company were unable to facilitate a significant number of property dispositions for the Company’s programs.
Risks Related to the Company in General
Delaware law and provisions of the Company’s amended and restated certificate of incorporation and restated bylaws contain provisions that could delay, deter or prevent a change of control.
     The anti-takeover provisions of Delaware law impose various impediments on the ability or desire of a third party to acquire control of the Company, even if a change of control would be beneficial to its existing shareowners, and the Company will be subject to these Delaware anti-takeover provisions. Additionally, the Company’s amended and restated certificate of incorporation and its restated bylaws contain provisions that might enable its management to resist a proposed takeover of the Company. The provisions include:
•	the authority of the Company’s board to issue, without shareowner approval, preferred stock with such terms as the Company’s board may determine;

•	the authority of the Company’s board to adopt, amend or repeal the Company’s bylaws; and

•	a prohibition on holders of less than a majority of the Company’s outstanding shares of capital stock calling a special meeting of the Company’s shareowners.
     These provisions could discourage, delay or prevent a change of control of the Company or an acquisition of the Company at a price that its shareowners may find attractive. These provisions also may discourage proxy contests and make it more difficult for the Company’s shareowners to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s common stock.
The Company has the ability to issue blank check preferred stock, which could adversely affect the voting power and other rights of the holders of its common stock.
     The Board of Directors has the right to issue “blank check” preferred stock, which may affect the voting rights of holders of common stock and could deter or delay an attempt to obtain control of the Company. There are currently nineteen million authorized and undesignated shares of preferred stock that could be so issued. The Company’s Board of Directors is authorized, without any further shareowner approval, to issue one or more additional series of preferred stock in addition to the currently outstanding 12% Preferred Stock. The Company is authorized to fix and state the voting rights, powers, designations, preferences and relative participation or other special rights of each such series of preferred stock and any qualifications, limitations and restrictions thereon. Preferred stock typically ranks prior to the common stock with respect to dividend rights, liquidation preferences, or both, and may have full, limited, or expanded voting rights. Accordingly, issuances of preferred stock could adversely affect the voting power and other rights of the holders of common stock and could negatively affect the market price of the Company’s common stock.
Future sales of the Company’s common stock could adversely affect its stock price.
     There are an aggregate of 469,746 Company shares as of December 31, 2009 subject to issuance upon the exercise of outstanding options. Accordingly, these shares will be available for sale in the open market, subject to vesting restrictions, and, in the case of affiliates, certain volume limitations. The sale of shares either pursuant to the exercise of outstanding options or after the satisfaction of vesting restriction of certain restricted stock could also cause the price of the Company’s common stock to decline.
Uninsured and underinsured losses may adversely affect operations.
     Should a property sustain damage or an occupant sustain an injury, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. In the event of a substantial property loss or personal injury, the insurance coverage may not be sufficient to pay the full damages. In the event of an uninsured loss, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds the Company receives, if any, might not be adequate to restore the Company’s economic position with respect to the property. In the event of a significant loss at one or more of the properties in the Company’s programs, the remaining insurance under the applicable policy, if any, could be insufficient to adequately insure the remaining properties. In this event, securing additional insurance, if possible, could be significantly more expensive than the current policy. A loss at any of these properties or an increase in premium as a result of a loss could decrease the income from or value of properties under management in the Company’s programs, which in turn would reduce the fees the Company receives from these programs. Any decrease or loss in fees could have a material adverse effect on the Company’s financial condition or results of operations.
The Company carries commercial general liability, fire and extended coverage insurance with respect to the Company’s programs’ properties. The Company obtains coverage that has policy specifications and insured limits that the Company believes are customarily carried for similar properties. The Company cannot assure you, however, that particular risks that are currently insurable will continue to be insurable on an economic basis or that current levels of coverage will continue to be available. In addition, the Company generally does not obtain insurance against certain risks, such as floods.

The Company is obligated to pay semi-annual interest with respect to its Convertible Notes.
     In May 2010, the Company issued $30.0 million of senior unsecured notes due May 1, 2015 which are convertible into shares of the Company’s common stock (the “Convertible Notes”). The Convertible Notes bear interest at the rate of 7.95% per annum and interest is payable semiannually in arrears on May 1 and November 1 of each year commencing on November 1, 2010. The Company’s ability to pay interest is dependent upon its ability to manage its business operations. There can be no assurance that the Company will be able to manage any of these risks successfully and make its interest payments on a timely basis.
The Convertible Notes are subject to customary events of default.
     The indenture governing the Convertible Notes contains customary events of default, including but not limited to a default in the event of the Company’s failure to pay any indebtedness for borrowed money in excess of $1.0 million, other than non-recourse mortgage debt. A default would result in acceleration of the Company’s repayment obligations under the indenture, which the Company may not be able to meet or refinance at such time. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. Accordingly, if the Company is in default of its Convertible Notes, its business, financial condition and results of operations could be materially and adversely affected.
The Company is obligated to pay quarterly dividends with respect to its Preferred Stock.
     The Company is obligated to pay quarterly dividends with respect to the 12% Preferred Stock and in the event such dividends are in arrears for six or more quarters, whether or not consecutive, subject to certain limitations, holders representing a majority of shares of Preferred Stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to nominate and vote for the election of two additional directors to serve on the Company’s Board of Directors (the “Preferred Stock Directors”), until all unpaid dividends with respect to the Preferred Stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment; provided that the election of any such Preferred Stock Directors will not cause the Company to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors will, at no time, include more than two Preferred Stock Directors.
The 12% Preferred Stock will rank senior to the Company’s common stock, but junior to all of the Company’s liabilities and the Company’s subsidiaries’ liabilities, in the event of a bankruptcy, liquidation or winding-up.
     In the event of bankruptcy, liquidation or winding-up, the Company’s assets will be available to pay obligations on the 12% Preferred Stock only after all of the Company’s liabilities have been paid, but prior to any payments are made with respect to the Company’s common stock.
The market price of the Company’s common stock may be volatile.
     The Company cannot predict how the shares of its common stock will trade in the future. From the beginning of the year ended December 31, 2006 to December 31, 2009, the reported high and low sales prices for the Company’s common stock ranged from a low of $0.25 to a high of $14.50 per share.
     The market price of the Company’s common stock will likely fluctuate in response to a number of factors, including, without limitation, the following:
•	the Company’s liquidity risk management, including the Company’s ratings, if any, the Company’s liquidity plan and potential transactions designed to enhance liquidity;

•	actual or anticipated quarterly fluctuations in the Company’s operating and financial results;

•	developments related to investigations, proceedings, or litigation that involves the Company;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions, and financings;

•	additional issuances by the Company of common stock;

•	additional issuances by the Company of other series or classes of preferred stock;

•	actions of the Company’s common shareowners, including sales of common stock by shareowners and the Company’s directors and executive officers;

•	changes in funding markets, including commercial paper, term debt, bank deposits and the asset-backed securitization markets;

•	changes in confidence in real estate markets and real estate investments;

•	fluctuations in the stock price and operating results of the Company’s competitors and real estate-related stocks in general;

•	government reactions to current economic and market conditions; and

•	regional, national and global political and economic conditions and other factors.
     The market price of the Company’s common stock may also be affected by market conditions affecting the stock markets in general and/or real estate stocks in particular, including price and trading fluctuations on the NYSE. These conditions may result in: (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, the Company’s common stock and (ii) sales of substantial amounts of the Company’s common stock in the market, in each case that could be unrelated or disproportionate to changes in the Company’s operating performance. These broad market fluctuations may adversely affect the market prices of the Company’s common stock.
There may be future sales or other dilution of our equity, which may adversely affect the market price of the Company’s common stock.
     The Company is not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities. The market price of the Company’s common stock could decline as a result of sales of a large number of shares of common stock or similar securities in the market or the perception that such sales could occur. For example, if the Company issues preferred stock in the future that has a preference over the Company’s common stock with respect to the payment of dividends or upon the Company’s liquidation, dissolution, or winding-up, or if the Company issues preferred stock with voting rights that dilute the voting power of the Company’s common stock, the rights of holders of the Company’s common stock or the market price of the Company’s common stock could be adversely affected.
     In addition, each share of 12% Preferred Stock is convertible at the option of the holder thereof into shares of the Company’s common stock. The conversion of some or all of the 12% Preferred Stock will dilute the ownership interest of the Company’s existing common shareowners. Any sales in the public market of the Company’s common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of the Company’s common stock. In addition, the existence of the Company’s 12% Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of the Company’s 12% Preferred Stock could depress the price of the Company’s equity securities.
The Company may not have the funds necessary to repurchase the 12% Preferred Stock following a fundamental change.
     Holders of the 12% Preferred Stock have the right to require the Company to repurchase the 12% Preferred Stock in cash upon the occurrence prior to November 15, 2019 of a fundamental change (as that term is defined in the certificate of powers, designations, preferences and rights of the 12% Preferred Stock). The Company may not have sufficient funds to repurchase the 12% Preferred Stock at such time, and may not have the ability to arrange necessary financing on acceptable terms. In addition, the Company’s ability to purchase the 12% Preferred Stock may be limited by law or the terms of other agreements outstanding at such time. Moreover, a failure to repurchase the 12% Preferred Stock may also constitute an event of default, and result in the acceleration of the maturity of, any then existing indebtedness, under any indenture, credit agreement or other agreement outstanding at that time, which could further restrict the Company’s ability to make such payments.
The Company may not have the funds, or the ability to raise the funds, necessary to repurchase the Convertible Notes upon a fundamental change or to repay the Convertible Notes at maturity.
     Holders of the Convertible Notes have the right to require the Company to repurchase the Convertible Notes at par, plus any accrued interest, in cash upon the occurrence of a fundamental change (as that term is defined in the indenture governing the Convertible Notes) and at maturity of the Convertible Notes on May 1, 2015. The Company may not have sufficient funds to repurchase the Convertible Notes at such time, and may not have the ability to arrange necessary financing on acceptable terms. In addition, the Company’s ability to purchase the Convertible Notes may be limited by law or the terms of other agreements outstanding at such time.

USE OF PROCEEDS
     The proceeds from the sale of Common Stock offered pursuant to this prospectus are solely for the account of the selling shareowners. Accordingly, we will not receive any proceeds from such sales.

SELLING SHAREOWNERS
     We are registering the shares of common stock in order to permit the selling shareowners to offer the shares for resale from time to time.
     The table below lists the selling shareowners and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling shareowners. The second column lists the number of shares of Common Stock beneficially owned by each selling shareowner as of May 31, 2010. The third column lists the shares of Common Stock being offered under this prospectus by each selling shareowner. The fourth column lists the shares of Common Stock that would be beneficially owned by each selling shareholder if all shares registered are sold. The fifth column lists the percentage of Common Stock which would be beneficially owned by each selling shareholder if all shares registered are sold. The selling shareowners have advised the Company that as of the date of this prospectus, the selling shareholders have no specific plan or intention to sell any shares of Common Stock. The information in this table may change. Please refer to the Company’s most recent Annual Report on Form 10-K (or Form 10-K/A, as the case may be), Item 12, which is incorporated by reference into this prospectus, for updated information.

			Maximum
			Number of		Number of
	Number of		Shares of		Shares of
	Shares of		Common		Common Stock	Percentage
	Common		Stock Registered		Beneficially	of Class
	Stock Beneficially		for Sale Pursuant		Owned if	Owned if
Name and Addresses of	Owned Prior to		to this		All Registered	All Registered
Beneficial Owner	Offering		Prospectus		Shares Are Sold	Shares Are Sold
Kojaian Holdings, LLC (1)	4,316,326		4,316,326		0	0%
Kojaian Ventures, L.L.C. (2)	11,700,000		11,700,000		0	0%
C. Michael Kojaian (3)(4)(5)	22,151,035	(6)(7)	16,045,322	(6)(7)	6,105,713	8.8%

Totals	22,151,035	(7)	16,045,322	(7)	6,105,713

(1)	Kojaian Holdings, LLC is affiliated with each of C. Michael Kojaian, the Chairman of the Board of the Company, and Kojaian Ventures, L.L.C. (see footnote 3 below). The address for Kojaian Holdings LLC is 39400 Woodward Avenue, Suite 250, Bloomfield Hills, Michigan 48304.

(2)	Kojaian Ventures, L.L.C. is affiliated with each of C. Michael Kojaian, the Chairman of the Board of the Company, and Kojaian Holdings, LLC (see footnote 3 below). The address of Kojaian Ventures, L.L.C. is 39400 Woodward Ave., Suite 250, Bloomfield Hills, Michigan 48304.

(3)	C. Michael Kojaian, the Chairman of the Board of the Company, is an affiliate of Kojaian Holdings, LLC, Kojaian Ventures, L.L.C. and Kojaian Management Corporation. Pursuant to rules established by the SEC, the foregoing parties may be deemed to be a “group,” as defined in Section 13(d) of the Exchange Act, and C. Michael Kojaian is deemed to have beneficial ownership of the shares directly held by each of Kojaian Ventures, L.L.C., Kojaian Holdings LLC and Kojaian Management Corporation. The address of Mr. Kojaian is 39400 Woodward Ave., Suite 250, Bloomfield Hills, Michigan 48304.

(4)	Beneficially owned shares include 2,999 restricted shares of Common Stock that vest on the first business day following December 10, 2010, such 2,999 shares granted pursuant to the Company’s 2006 Omnibus Equity Plan.

(5)	Beneficially owned shares include (i) 13,333 restricted shares of Common Stock which vest in 1/2 portions on each of the second and third anniversaries of December 10, 2008 and (ii) 45,113 restricted shares of Common Stock all of which vested on March 10, 2010; in each case, such shares granted pursuant to the Company’s 2006 Omnibus Equity Plan.

(6)	Includes 6,060,600 shares of Common Stock issuable upon the conversion of 100,000 shares of 12% Preferred Stock owned by Kojaian Management Corporation, none of which shares of Common Stock or 12% Preferred Stock are being registered pursuant to this prospectus.

(7)	Shares that Mr. Kojaian beneficially owns are deemed to include shares beneficially owned by Kojaian Holdings, LLC, Kojaian Ventures, L.L.C and Kojaian Management Corporation. Shares listed under “Totals” in the second and third columns do not double count those shares beneficially owned by Kojaian Holdings, LLC, Kojaian Ventures, L.L.C. and Kojaian Management Corporation.

Material Relationships with Selling Shareowners
     Mr. Kojaian, the Company’s Chairman of the Board, is affiliated with and has a substantial economic interest in Kojaian Management Corporation and its various affiliated portfolio companies (collectively, “KMC”). KMC is engaged in the business of investing in and managing real property both for its own account and for third parties. During the 2009 calendar year, KMC paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered: $8.6 million for management services, which include reimbursed salaries, wages and benefits of $3.7 million; $0.7 million in real estate sale and leasing commissions; and $0.2 million for other real estate and business services. The Company also paid KMC approximately $2.7 million, which reflected fees paid by KMC’s asset management clients for asset management services performed by KMC, but for which the Company billed the clients.
     The Company believes that the fees and commissions paid to and by the Company with respect to KMC as described above were comparable to those that would have been paid to or received from unaffiliated third parties in connection with similar transactions.
     In August 2002, the Company entered into an office lease with a landlord related to KMC, providing for an annual average base rent of $365,400 over the ten-year term of the lease.
     The Company is registering the shares of common stock on this prospectus in accordance with a demand registration delivered to the Company pursuant to that certain registration rights agreement dated as of April 28, 2006 by and among the Company, Kojaian Ventures, L.L.C. and Kojaian Holdings, LLC, and their affiliates (the “Registration Rights Agreement”).
     In accordance with the Registration Rights Agreement, we agreed to indemnify the selling shareowners and certain other persons against certain liabilities related to the selling of the Common Stock, among other things, including liabilities arising under the Securities Act. Under the Registration Rights Agreement, we also agreed to pay the costs and fees of registering the shares of Common Stock (including, but not limited to, all registration and filing fees, all fees associated with filings required to be made with the NASD, all reasonable fees and expenses of any “qualified independent underwriter”, as such term is defined by the NASD, and of such underwriter’s counsel, rating agency fees, printing expenses, fees associated with any listing or quotation of the shares, fees and expenses of counsel for the Company and its independent certified public accountants, and the fees and expenses of a single counsel representing the holders of a majority of the shares to be registered); however, such stockholders will pay any underwriting discounts, commissions, fees or other expenses relating to the sale of their shares of Common Stock.
     The foregoing is only intended to be a summary of the terms of the Registration Rights Agreement and is not intended to be a complete discussion of such agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which was filed as an Exhibit (Exhibit 4.7) to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on May 1, 2006 (File No. 333-133659-06791486), and is referenced as Exhibit 4.1 in the Exhibit Index to the registration statement on Form S-3 of which this prospectus forms a part.
     Material relationships with selling shareholders may change. Accordingly, please refer to the Company’s most recent Annual Report on Form 10-K (or Form 10-K/A, as the case may be, Item 12, which is incorporated by reference into this prospectus, for updated information.

PLAN OF DISTRIBUTION
     We are registering shares of Common Stock to permit the resale of such shares of Common Stock by the selling shareowners, from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareowners of such shares of Common Stock. We will bear all fees and expenses incident to our obligation to register such shares of Common Stock.
     The Company has been advised by the selling shareowners that as of the date of this prospectus they have no specific plan or intention to sell any shares of Common Stock.
     The selling shareowners may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling shareowners will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers which have agreed with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling shareowners effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareowners or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling shareowners may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling shareowners may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareowners may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

     The selling shareowners may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareowners to include the pledgee, transferee or other successors in interest as selling shareowners under this prospectus. The selling shareowners also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling shareowners and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareowners and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling shareowner will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
     The selling shareowners and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareowners and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.
     We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement; provided, however, that a selling shareowner will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareowners against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareowners will be entitled to contribution. We may be indemnified by the selling shareowners against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareowners specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
     The selling shareowners have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareowners. If we are notified by any one or more selling shareowners that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, or cause to be filed, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareowner and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.
     Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.
     The selling shareowners are not restricted as to the price or prices at which they may sell their shares. Sales of the shares may have an adverse effect on the market price of our Common Stock. Moreover, the selling shareowners are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of our Common Stock.

DESCRIPTION OF CAPITAL STOCK
     As of the date of this prospectus, the authorized capital stock of our company consists of 220,000,000 shares of capital stock, 200,000,000 of such shares being common stock, par value $0.01 per share, and 20,000,000 of such shares being preferred stock, par value $0.01 per share, issuable in one or more series or classes.
     Selected provisions of our organizational documents are summarized below. In addition, you should be aware that the summary below does not describe or give full effect to the provisions of statutory or common law which may affect your rights as a shareowner.
Common Stock
     We have one existing class of common stock. As of July 19, 2010, there were 69,416,115 shares of our common stock outstanding.
     Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our shareowners and are not entitled to cumulative voting for the election of directors.
     The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding-up, after full payment of all debts and other liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.
     All issued and outstanding shares of common stock are fully paid and nonassessable.
     Our common stock is listed under the symbol “GBE” on the New York Stock Exchange. Computershare Investor Services, L.L.C. is the transfer agent and registrar for our common stock.
Preferred Stock
     The Board of Directors has the authority to issue up to 20,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of our common stock, without further vote or action by the shareowners. The Board of Directors has designated up to 1,000,000 shares of our preferred stock as our 12% Preferred Stock. As of the date of this prospectus, the Company has issued an aggregate of 965,700 shares of 12% Preferred Stock.
     One of the effects of undesignated preferred stock may be to enable our Board of Directors to render it more difficult to or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by our Board of Directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.
     On November 6, 2009, we issued and sold of 900,000 shares of our 12% Preferred Stock in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Each share of 12% Preferred Stock is convertible into shares of our common stock. JMP Securities, Inc. acted as initial purchaser and placement agent with this private placement. We also granted a 45-day over-allotment option to the initial purchaser and placement agent for the offering, and pursuant to such over-allotment option, we sold an additional 65,700 shares of Preferred Stock for gross proceeds of $6.6 million, all of which will be used for working capital purposes. The rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences are described more fully in that certain Registration Statement on Form S-1/A filed with the SEC on March 24, 2010.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of our Certificate of Incorporation and Bylaws
     Provisions of Delaware law and our certificate of incorporation and bylaws may make it more difficult to acquire control of our company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:
•	As discussed above, our certificate of incorporation permits our Board of Directors to issue a new series of preferred stock with terms that may make an acquisition by a third party more difficult or less attractive (subject to the consent of holders representing at least a majority of the outstanding shares of the 12% Preferred Stock, in the case of preferred stock that ranks senior to or, to the extent that 225,000 shares of 12% Preferred Stock remains outstanding, on a parity with, the 12% Preferred Stock).

•	Our bylaws provide time limitations on shareowners that desire to present nominations for election to our Board of Directors or propose matters that can be acted upon at shareowners’ meetings.

•	Our certificate of incorporation and bylaws permit our Board to adopt, amend or repeal our bylaws.

•	Our bylaws provide that special meetings of shareowners can be called only by our Board of Directors or by holders of at least a majority of our outstanding capital stock.
     Copies of our certificate of incorporation and bylaws, as amended through the date of this prospectus, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”
Liability and Indemnification of Officers and Directors
     Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:
•	for any breach of the director’s duty of loyalty to us or our shareowners;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

•	for any transaction from which the director derives an improper personal benefit.
     These provisions do not limit or eliminate our rights or those of any shareowner to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.
     Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.
     We have entered into separate indemnification agreements with our directors and executive officers that will, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law.
     The indemnification agreements require us, among other things, to indemnify executive officers and directors against certain liabilities, other than liabilities arising from willful misconduct that may arise by reason of their status or service as directors or officers. We are also be required to advance amounts to or on behalf of our officers and directors in the event of claims or actions against them. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as our directors and executive officers.
Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws
     Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our shareowners to change management or receive a premium for their shares.

Delaware Law
     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested shareowner” for a period of three years after the date of the transaction in which the person became an interested shareowner. A “business combination” includes a merger, sale of 10.0% or more of our assets and certain other transactions resulting in a financial benefit to the shareowner. For purposes of Section 203, an “interested shareowner” is defined to include any person that is:
•	the owner of 15.0% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15.0% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the persons described in the foregoing bullet points.
     However, the above provisions of Section 203 do not apply if:
•	our Board of Directors approves the transaction that made the shareowner an interested shareowner prior to the date of that transaction;

•	after the completion of the transaction that resulted in the shareowner becoming an interested shareowner, that shareowner owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our shareowners by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareowner.
     Our shareowners may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for us not to be governed by Section 203, effective 12 months after adoption. Currently, neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors.
Charter and Bylaw Provisions
     Special meetings of our shareowners may be called at any time only (i) by the Board of Directors, or by a majority of the members of the Board of Directors or by a committee of the Board which has been duly designated by the Board, whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Company, include the power to call such meetings or (ii) by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class).
     Members of our Board of Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors, with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors, other than an increase in respect of the 12% Preferred Directors, may be filled by a majority of our directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

LEGAL MATTERS
     The validity of the Common Stock offered hereby will be passed upon for us by Zukerman Gore Brandeis & Crossman, LLP, New York, New York.
EXPERTS
The consolidated financial statements and schedules of Grubb & Ellis Company appearing in Grubb & Ellis Company’s Annual Report (Form 10-K/A) for the year ended December 31, 2009 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act of 1933 with respect to the shares of Common Stock to be sold pursuant to this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information regarding us and the shares of Common Stock to be sold pursuant to this prospectus, please refer to the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
     We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. Reports, proxy statements, and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices. You may obtain information on the operation of the public reference rooms by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, like us, that file electronically with the SEC. The address of that website is: http://www.sec.gov. You can also obtain access to our reports and proxy statements, free of charge, on our website at http://www.grubb-ellis.com as soon as reasonably practicable after such filings are electronically filed with the SEC. The information on our website is not part of this prospectus. Our common stock is listed on the NYSE under the symbol “GBE.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete. You should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the information currently in, and be incorporated by reference in, this prospectus.
     We incorporate by reference into this prospectus the documents listed below, any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of this offering (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K and Form 8-K/A):
•	our Annual Report on Form 10-K/A for the year ended December 31, 2009 filed with the SEC on April 30, 2010 (File No. 001-08122-10784017);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 17, 2010 (File No. 001-08122-10840208);

•	our Current Report on Form 8-K filed with the SEC on January 5, 2010 (File No. 001-08122-10508364);

•	our Current Report on Form 8-K filed with the SEC on January 6, 2010 (File No. 001-08122-10512348);

•	our Current Report on Form 8-K filed with the SEC on February 18, 2010 (File No. 001-08122-10617287);

•	our Current Report on Form 8-K/A filed with the SEC on February 19, 2010 (File No. 001-08122-10620395);

•	our Current Report on Form 8-K filed with the SEC on March 5, 2010 (File No. 001-08122-10659956);

•	our Current Report on Form 8-K filed with the SEC on March 31, 2010 (File No. 001-08122-10715866);

•	our Current Report on Form 8-K filed with the SEC on April 6, 2010 (File No. 001-08122-10733382);

•	our Current Report on Form 8-K filed with the SEC on April 30, 2010 (File No. 001-08122-10784013);

•	our Current Report on Form 8-K filed with the SEC on May 4, 2010 (File No. 001-08122-10795031);

•	our Current Report on Form 8-K filed with the SEC on May 7, 2010 (File No. 001-08122-10811025);

•	our Current Report on Form 8-K filed with the SEC on May 12, 2010 (File No. 001-08122-10824474);

•	our Current Report on Form 8-K/A filed with the SEC on May 12, 2010 (File No. 001-08122-10824681);

•	our Current Report on Form 8-K filed with the SEC on June 3, 2010 (File No. 001-08122-10874780);

•	our Current Report on Form 8-K filed with the SEC on June 4, 2010 (File No. 001-08122-10877746); and

•	the description of our capital stock set forth in the Registration Statement on Form S-1/A filed with the SEC on March 24, 2010, including any amendment or report filed for the purpose of updating such description.
     We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: Investor Relations, Grubb & Ellis Company, 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705, telephone: (800) 877-9066.
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. That registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet website.
     You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

You should rely only on the information contained in this prospectus and any prospectus supplement that may be provided to you in connection with this offering. We have not authorized anyone to provide you with information that is different. Neither we nor the selling shareowners are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

Grubb & Ellis Company
16,045,322 Shares of Common Stock
The date of this prospectus is July 20, 2010